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                                                                     EXHIBIT 5.1


                                August 25, 1997


Canterbury Park Holding Corporation
1100 Canterbury Drive
Shakopee, Minnesota 55379

     Re: OPINION OF COUNSEL AS TO LEGALITY OF 1,687,400 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-3 of 1,687,400 shares of Common Stock, $0.01 par value, of Canterbury Park Holding Corporation (the "Company"). The shares include (i) 1,562,400 shares issuable upon the exercise of Redeemable Common Stock Purchase Warrants of the Company issued as part of the Company's August 18, 1994 initial public offering (including 125,000 shares underlying Redeemable Warrants which are issuable upon exercise of the Representative's Warrant, as defined in the Registration Statement), and (ii) 125,000 shares of Common Stock issuable pursuant to the exercise of the Representative's Warrant.

     Based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, it is our opinion that the 1,687,400 shares of Common Stock to be issued by the Company will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                       Very truly yours,

                                       LINDQUIST & VENNUM P.L.L.P.

                                       /s/ Lindquist & Vennum P.L.L.P.